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                                                                     Exhibit (5)


             [LETTERHEAD OF FRIDAY, ELDREDGE & CLARK APPEARS HERE]


                              September 20, 1997


Brass Eagle Inc.
1203A North Sixth Street
Rogers, Arkansas, 72756

Gentlemen:

        We refer to the Registration Statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission on or about the date hereof by Brass Eagle Inc. (the "Company") for registration under the Securities Act of 1933, as amended (the "Act"), of 2,616,250 shares of the Company's Common Stock, $.01 par value per share (the "Shares"), to be offered in a public offering by the Company and the Selling Shareholder.

        It is our opinion that all action necessary to register the Shares under the Act will have been taken when:

        a. The Registration Statement shall have become effective in accordance with the applicable provisions of the Act; and

        b. Appropriate action shall have been taken by the Board of Directors of the Company for the purpose of authorizing the registration of the Shares.

        It is our further opinion that the Shares are, or, with respect to the Shares being offered by the Company, will be, upon issuance against receipt of the purchase price therefor, validly authorized, validly issued, fully paid and non-assessable. This opinion does not pass upon the matter of compliance with "Blue Sky" laws or similar laws relating to the sale or distribution of the Shares.

        We are members of the Arkansas Bar and do not hold ourselves out as experts on the laws of any other State.


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     We hereby consent to the use of this opinion as an exhibit to the
Registration Statement, as it may be amended, and consent to such references to our firm as are made therein.

                                      Very truly yours,

                                      /s/ Friday, Eldredge & Clark
                                      FRIDAY, ELDREDGE & CLARK

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